Exhibit 99.1

Mobix Labs Launches Unsolicited Bid to Acquire Peraso in 20%

Premium Deal to Shareholders—Accelerating Revenue Growth and

Market Expansion

Increasing revenue, combining scale, and realizing immediate synergies ~

~ Creating a dominant force in high-growth mmWave and defense semiconductor markets ~

~ Securing Nasdaq listing stability for Peraso shareholders ~`

IRVINE, Calif. – June 26, 2025 – Mobix Labs, Inc. (Nasdaq: MOBX) (“Mobix”) today announced an unsolicited, non-binding proposal to acquire Peraso, Inc. (Nasdaq: PRSO) (“Peraso”) in a premium stock-for-stock transaction.

Under the proposed terms, Mobix will exchange newly issued MOBX common shares for each PRSO share at a 20% premium to Peraso’s 30-day average closing share price through June 10, 2025.

Transaction Highlights & Shareholder Benefits

●	Revenue Accretion & Scale:

○	Peraso Q1 2025 revenue exceeded that for its entire 2024 fiscal year.

○	Peraso delivered approximately $1.5 million in 5G/mmWave revenues in Q1 2025, compared to an annual revenue of $1.3 million in 5G/mmWave revenues for fiscal year 2024. This significant increase in mmWave revenue reflects a strong 5G/mmWave semiconductor demand.

○	Mobix generated over $10.7 million in trailing-12-month revenue, posting an exceptional 450% YoY growth.

○	The combined company could command approximately $20 million in annual revenue, enhancing scale and accelerating profitability.

●	Margin Enhancement & Operational Leverage:

○	Based on publicly available data, Peraso has reported gross margins of approximately 57% in 2024, which closely aligns with Mobix’s historical performance.

○	Scale-driven synergies in sales, production, and procurement are expected to improve overall profitability.

●	Product & Market Synergies:

○	Peraso’s market-leading 5G/mmWave chipsets and software complement Mobix’s established platforms in defense, aerospace, AI datacenter, and 5G markets.

○	Integration of Peraso’s IP will unlock cross-selling opportunities across Mobix’s defense, satellite, and datacenter customer base, accelerating time-to-market and widening margins.

●	Immediate Value to Peraso Shareholders:

○	A premium offer at +20% above 30-day average price, coupled with exposure to Mobix’s rapidly growing revenue base and broadened sector diversification.

○	Enhanced access to capital markets and Nasdaq-listed equity, enabling stronger liquidity and investor reach compared to standalone execution.

○	Continued upside potential through synergy realization, efficiency gains, and joint innovation in high-growth semiconductor verticals.

●	Market Cap and Listing Risk:

○	As of June 11, 2025, Peraso’s market capitalization is approximately $5.9 million, reflecting a closing share price of $1.15 and roughly 5.1 million shares outstanding.

○	According to Peraso’s recent SEC filings, the company must raise its market value to at least $35 million by November 2025 to maintain Nasdaq compliance. Mobix believes its proposal provides a viable path to meeting that requirement through strategic scale and access to capital markets

○	Mobix’s proposal not only offers a 20 % premium but offers a strategic path forward that preserves Nasdaq listing, enhances scale, and delivers immediate value to Peraso shareholders.

Strategic Rationale

“This proposal combines two complementary, high-growth technology platforms—our military, defense and interconnect products with Peraso’s next-generation mmWave solutions—to create a stronger, more diversified revenue platform, improved margins, and amplified innovation,” said Phil Sansone, interim CEO of Mobix Labs. “This offer delivers immediate value to Peraso shareholders and sets the stage for accelerated long-term growth.”

Mobix Labs has submitted this non-binding proposal directly to the Peraso Board of Directors on June 12, 2025, and is issuing a press release and filing a Form 8-K to ensure full transparency, as Peraso has not disclosed Mobix Labs’ unsolicited offer as of this date. Should Peraso’s board decline to engage, Mobix Labs is prepared to consider alternative avenues to present its proposal directly to shareholders, consistent with regulatory requirements.

About Mobix Labs, Inc.

Mobix Labs (Nasdaq: MOBX) is a purpose-built, 100% U.S.-based supplier of advanced connectivity solutions targeting aerospace, defense, AI, and 5G infrastructure markets. Headquartered in Irvine, California, Mobix Labs delivers performance-critical RF, optical, and electromagnetic interference (EMI) interconnect technologies through proprietary semiconductor IP, advanced packaging, and vertically integrated manufacturing. Learn more at www.mobixlabs.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, statements regarding the intent, beliefs, expectations, or strategies of Mobix Labs, Inc. (“Mobix”) and its management team. These forward-looking statements relate to, among other things, Mobix’s unsolicited proposal to acquire Peraso Technologies Inc. (“Peraso”), the anticipated benefits of such a transaction, including expected synergies, revenue growth, cost savings, operational efficiencies, market opportunities, and strategic positioning of the combined company. Forward-looking statements can be identified by words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would,” and similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this press release include, but are not limited to, statements regarding: (i) the anticipated strategic and financial benefits of the proposed transaction with Peraso; (ii) the timing, structure, and likelihood of completing any such transaction; (iii) the ability of Mobix to realize synergies from the proposed acquisition; (iv) the expected impact on revenue, margins, and profitability of the combined company; (v) future growth opportunities for Mobix and Peraso individually and on a combined basis; and (vi) Mobix’s plans to pursue a public tender offer or S-4 registration statement if the Peraso board declines to engage. These forward-looking statements are based on current expectations, assumptions, and estimates, and are subject to numerous risks and uncertainties. These include, without limitation, risks relating to: (i) the possibility that the proposed transaction may not proceed; (ii) the ability to obtain regulatory or shareholder approvals, if required; (iii) the risk that Peraso’s board of directors or management may not respond or may oppose the proposal; (iv) failure to realize anticipated benefits of the transaction; (v) changes in the financial or operating performance of Mobix or Peraso; and (vi) general economic, market, and industry conditions. These and other risks are described in Mobix’s filings with the U.S. Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the fiscal year ended September 30, 2024, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, and other subsequent filings. All forward-looking statements are based on information available to Mobix as of the date of this release and Mobix undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date they were made, except as required by law. As a result of known and unknown risks, actual outcomes may differ materially from those indicated or implied by such forward-looking statements.

Investor Contact:

Ryan Battaglia

rbattaglia@mobixlabs.com

Media Contact:

Christopher Lancaster

clancaster@mobixlabs.com

Source: Mobix Labs, Inc.